As filed with the Securities and Exchange Commission on August 7, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-4004153
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1245 J.J. Kelley Memorial Drive Suite 700 St. Louis, Missouri	63131
(Address of principal executive offices)	(Zip Code)
Peabody Energy Corporation 2026 Incentive Plan
(Full title of the plans)
Scott T. Jarboe
Chief Administrative Officer and Corporate Secretary
Peabody Energy Corporation
1245 J.J. Kelley Memorial Drive
Suite 700
St. Louis, Missouri 63131
(314) 342-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Sudhir N. Shenoy
Katherine G. Smith
Womble Bond Dickinson (US) LLP
301 S. College Street
Suite 3500
Charlotte, North Carolina 28202
(704) 331-4900
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE
On March 24, 2026, the Board of Directors of Peabody Energy Corporation (the “Registrant”) approved the amendment and restatement of the Peabody Energy Corporation 2017 Incentive Plan, which has been renamed the Peabody Energy Corporation 2026 Incentive Plan (the “Plan”), to increase the number of shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”), available for issuance under the Plan by 3,000,000 and extend the term of the Plan through May 7, 2031. On May 7, 2026, stockholders of the Registrant approved the Plan. This Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register the 3,000,000 additional shares of Common Stock that may be offered or sold to participants under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Incorporated by reference in this Registration Statement are the following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
(1)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 19, 2026;
(2)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 6, 2026;
(3)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed on August 6, 2026;
(4)    The Registrant’s Current Reports on Form 8-K filed on February 5, 2026 (other than the disclosure under Item 2.02), May 5, 2026 (other than the disclosure under Item 2.02), May 7, 2026, May 21, 2026, May 28, 2026, May 29, 2026, June 2, 2026, June 15, 2026 (other than the disclosure under Item 7.01), July 1, 2026, and July 29, 2026 (other than the disclosure under Item 2.02); and
(5)    The description of the Registrant’s common stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 22, 2025.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except that any portion of any annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, whether specifically listed above or filed in the future, that is not deemed filed under such provisions shall not be incorporated herein by reference. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
Article Seventh of our fourth amended and restated certificate of incorporation (our “Certificate of Incorporation”) and Article IV of our second amended and restated bylaws (our “Bylaws”) requires indemnification to the fullest extent permitted by Delaware law. Our Certificate of Incorporation requires indemnification and the advancement of expenses incurred by officers or directors in relation to any action, suit or proceeding.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Seventh of our Certificate of Incorporation includes such a provision.
In connection with our existing indemnification procedures and policies and the rights provided for by our Certificate of Incorporation and Bylaws, we have executed indemnification agreements with our directors and executive officers.
Pursuant to those agreements, to the fullest extent permitted by the laws of the State of Delaware, we have agreed to indemnify those persons against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnified person is or was or has agreed to serve at our request as a director, officer, employee or agent, or while serving as our director or officer, is or was serving or has agreed to serve at our request as a director, officer, employee or agent (which, for purposes of the indemnification agreements, includes a trustee, partner, manager or a position of similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification provided by these agreements is from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with the action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnified person’s conduct was unlawful.
We have obtained officers’ and directors’ liability insurance which insures against liabilities that our officers and directors, in such capacities, may incur.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Title

4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 3, 2017).

4.2	Third Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed October 17, 2025).

5.1*	Opinion of Womble Bond Dickinson (US) LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Womble Bond Dickinson (US) LLP (reference is made to Exhibit 5.1).

23.3*	Consents of Qualified Persons for Technical Report Summary for the North Antelope Rochelle Mine.

23.4*	Consents of Qualified Persons for Technical Report Summary for the Wilpinjong Mine.

23.5*	Consents of Qualified Persons for Technical Report Summary for the Centurion Mine.

24.1*	Powers of Attorney (reference is made to the signature page of this Registration Statement).

99.1	Peabody Energy Corporation 2026 Incentive Plan (incorporated by reference Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed May 7, 2026).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Peres, State of Missouri, on the 7th day of August, 2026.

PEABODY ENERGY CORPORATION

By:	/s/ James C. Grech
James C. Grech
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints James C. Grech, Mark A. Spurbeck and Scott T. Jarboe, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James C. Grech	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2026
James C. Grech

/s/ Mark A. Spurbeck	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2026
Mark A. Spurbeck

/s/ M. Katherine Banks	Director	August 7, 2026
M. Katherine Banks

/s/ Andrea E. Bertone	Director	August 7, 2026
Andrea E. Bertone

/s/ William H. Champion	Director	August 7, 2026
William H. Champion

/s/ Nicholas J. Chirekos	Director	August 7, 2026
Nicholas J. Chirekos

/s/ Stephen E. Gorman	Director	August 7, 2026
Stephen E. Gorman

/s/ Georganne M. Hodges	Director	August 7, 2026
Georganne M. Hodges

/s/ Robert Malone	Chairman	August 7, 2026
Robert Malone

/s/ Clayton D. Walker	Director	August 7, 2026
Clayton D. Walker